[*] = CERTAIN MARKED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CODEXIS, INC.

October 14, 2024
Sri Ryali
Re:    Separation and Consulting Agreement
Dear Sri:
This letter sets forth the terms of the separation and consulting agreement (this “Agreement”) that Codexis, Inc. (the “Company”) is offering to you to aid in your employment transition from the Company.
1.Separation Date. You agree and acknowledge that your Company employment terminated on October 4, 2024 (the “Separation Date”). As of and following the Separation Date, (a) you were no longer employed as the Company’s Chief Financial Officer, and (b) you no longer held any other employment, director, manager, or officer positions with the Company, its direct and indirect parents, and/or its direct and indirect subsidiaries (the Company, along with its direct and indirect parents and subsidiaries, the “Company Group”).
2.Severance Benefits. Pursuant to the terms and conditions of that certain Change of Control Severance Agreement, effective as of January 27, 2023, entered into by and between you and the Company (as amended) (the “Severance Agreement”), as enhanced by this Agreement, the Company agrees that your employment termination will be treated as a “Covered Termination Outside of a Change of Control Period.” As such, if: (i) you sign, date and return this Agreement to the Company on or within twenty-one (21) calendar days from the date of this Agreement and you allow it become effective in accordance with its terms, and (ii) you comply with the terms of this Agreement and your other Continuing Obligations owed to the Company Group as detailed in Section 6 below (collectively, clauses (i) and (ii), the “Conditions”), the Company will provide you with the following “Severance Benefits”:

(a)Severance Payments. Severance pay equal to your final monthly base salary multiplied by twelve (12) (the total severance amount of $463,499.92) (the “Severance Payments”). The Severance Payments will be paid to you, subject to required payroll deductions and withholdings, on the Company’s regular payroll schedule in effect following the Separation Date in the form of monthly salary continuation through December 31, 2024; provided, however that any such payments that are otherwise scheduled to be made prior to the Effective Date of this Agreement (as defined in Section 10(d) below) shall instead accrue and be made on the first administratively practicable payroll date following the Effective Date (but in any event no later than 60 days following the Separation Date), with the remaining monthly salary continuation payments from January 1, 2025 through the twelve (12) month anniversary of the Separation Date to be paid to you in a lump sum payment on the Company’s first regular payroll schedule following January 1, 2025 (but in any event no later than January 31, 2025) The Severance Payments pursuant to this Section 2(a) are intended to be exempt from Section 409A of the Internal

Revenue Code of 1986, as amended (the “Code”) under the separation pay plan exemption pursuant to Treasury Regulation §1.409A-1(b)(9).
(b)Continued Healthcare. If you timely elect continued coverage under COBRA, the Company will directly pay your COBRA premiums to continue your group health coverage (including coverage for your eligible dependents, if applicable) (the “COBRA Premiums”) for a period of twelve
(12) months following the Separation Date (the “COBRA Premium Period”), provided, however, that the Company's payment obligation of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether you or your dependents elect or are eligible for COBRA coverage, the Company instead shall pay to you, on the first day of each calendar month following the Separation Date, a fully taxable cash payment equal to the applicable COBRA Premiums for that month (including the amount of COBRA Premiums for your eligible dependents) (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

(c)2024 Pro-Rata Bonus Payment. The Company will also pay you an amount equal to a pro-rata portion of your at-target bonus for the 2024 calendar year (calculated as seventy-five percent (75%) of your 2024 at-target bonus) (totaling $173,812.47) (the “2024 Pro-Rata Bonus”). The 2024 Pro-Rata Bonus will be paid to you in a lump sum, subject to required payroll deductions and withholdings, on the Company’s first administratively practicable payroll date following the Effective Date (but in any event no later than 60 days following the Separation Date).

3.Consulting Relationship. If you satisfy the Conditions in Section 2 above, the Company agrees to retain you, and you agree to provide consulting services for the Company, under the following terms and conditions (the “Consulting Relationship”).

(a)Consulting Period. The Consulting Relationship will be deemed to have begun on the Separation Date (the “Consulting Start Date”) and will terminate on February 28, 2025, unless terminated earlier pursuant to Section 5(i) below (the “Consulting Period”).

(b)Consulting Services. You agree to provide transitional consulting services to the Company Group in any area of your expertise, including but not limited to, completing critical projects and transitioning your duties and responsibilities as requested by Company’s Chief Executive Officer (“CEO”) or his designee (together, the “Consulting Services”). For the avoidance of doubt, you and the Company agree that the anticipated level of Consulting Services will not exceed 20% of the average level of services rendered by you to the Company Group over the preceding 36-month period and you shall have a “separation from service” for purposes of Section 409A of the Code, as of the Separation Date.

(c)Consulting Fees. During the Consulting Period, you will receive as consulting fees [*] per hour for services rendered as requested by the Company (the “Consulting Fees”). You will submit detailed invoices of your Consulting Services on a monthly basis, and the Company will provide payment of any owed Consulting Fees within thirty (30) days after receipt of such invoices.

(d)Equity Treatment. Your outstanding options to purchase Company common stock, restricted stock units and/or performance stock units (collectively, the “Equity Awards”) that are scheduled to vest between the Separation Date and the expiration of the Consulting Period will remain outstanding and continue to vest in accordance with the normal vesting schedule applicable to the Equity Awards based on your continued Consulting Services, with any shares subject to a restricted stock unit or performance stock unit award that vests during the Consulting Period to be settled no later March 15, 2025 or such later date as required to comply with Section 409A of the Code, as set forth in the underlying Equity Award agreement. For the avoidance of doubt, the post-termination exercise period applicable to any outstanding and vested stock options held by you shall begin upon the expiration of the Consulting Period, subject to earlier termination upon the expiration of the option’s original ten-year term. Any Equity Awards that do not vest during the Consulting Period shall terminate for no consideration as of the expiration of the Consulting Period.

(e)Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company Group to any contractual obligations, whether written, oral or implied. Unless as permitted as part of your Consulting Services, you agree not to represent or purport to represent the Company Group in any manner whatsoever to any third party (including but not limited to investors, business partners, or vendors).

(f)Independent Contractor Relationship. Your relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between you and the Company or any member of the Company Group. Other than your eligibility for COBRA, you will not be entitled to any of the benefits that the Company Group may make available to its employees, including, but not limited to, group health or life insurance, profit sharing or retirement benefits. Because you are an independent contractor, the Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf. You are solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of the Consulting Services and receipt of Consulting Fees under this Agreement, and will indemnify and hold harmless the Company Group with respect to the payment of any and all such taxes. No part of the Consulting Fees will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will report amounts paid to you as Consulting Fees by filing Form 1099-MISC with the Internal Revenue Service as required by law.

(g)Confidential Information and Inventions. In addition to your Continuing Obligations owed to the Company Group (as detailed in Section 6 below), and except as permitted by the “Protected Rights” in Section 11 below, you agree that, during the Consulting Period and thereafter, you will not use or disclose, other than in furtherance of the Consulting Services, any confidential or proprietary information or materials of the Company Group, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services.

(h)Other Work Activities. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your Consulting Services for the Company Group, so long as such activities do not present a conflict of interest with the Company Group’s business, and/or your obligations owed to the Company Group under this Agreement and/or the Continuing Obligations. In the event that it is unclear in any respect to you whether a particular activity would breach this commitment, you agree to contact the CEO to seek clarification.

(i)Early Termination of Consulting Period.

(i)    You may terminate the Consulting Relationship for any reason upon five (5) days’ prior written notice to the Company.

(ii)    The Company may terminate the Consulting Relationship immediately, and without prior notice, for Cause, which includes (A) the willful and continued failure to substantially perform your obligations owed to the Company Group under this Agreement and/or the Continuing Obligations (other than as a result of physical or mental disability) after a written demand for substantial performance is delivered to you by the Company, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties and that has not been cured within fifteen (15) days following receipt by you of the written demand; (B) commission of a felony (other than a traffic-related offense) that in the written determination of the Company is likely to cause or has caused material injury to the Company Group’s business; (C) dishonesty with respect to a significant matter relating to the Company Group’s business; or (D) material breach of any agreement by and between you and the Company Group (including, but not limited to, this Agreement and the Continuing Obligations), which material breach has not been cured within fifteen (15) days following receipt by you of written notice from the Company identifying such material breach.

(iii)    For the avoidance of doubt, upon termination of the Consulting Relationship for any reason, you will no longer be eligible for, or receive, any Consulting Fees and your unvested Equity Awards shall thereupon terminate and the post-termination exercise period of your options will commence as of the date of such termination.

4.No Other Compensation or Benefits. You agree and acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company Group any additional compensation (including base salary, severance, bonus, incentive compensation, commissions, or equity) or benefits prior to, on, or after the Separation Date, other than any vested benefits to which you are entitled under broad-based employee benefit plans of the Company Group in which you participate.

5.Return of Company Property. Except as otherwise noted in this Section 5, on or within five (5) calendar days following the Separation Date, or earlier if requested by the Company, you agree to return to the Company all Company Group documents (and all copies thereof) and all Company Group property and equipment that you have in your possession or control, including but not limited to any materials of any kind that contain or embody any proprietary or confidential information of the Company Group in whatever form (including information in electronic form and all reproductions thereof in whole or in part). You further agree that you will not copy, delete, or alter in any way any Company Group information or material contained upon any Company issued computer or Company equipment. In addition, if you have used any personally owned computer, server, e-mail system or cloud system (e.g.,

Box, Dropbox, GoogleDrive), memory stick, flash memory card, or portable electronic device (e.g., iPhone, iPad, Android) (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company Group confidential or proprietary data, materials or information, then on or within five (5) calendar days following the Separation Date, or earlier if requested by the Company, you must provide the Company with a computer-useable forensic copy of all such information and then permanently delete and expunge all such Company Group confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form. Notwithstanding the foregoing, you will be permitted to retain possession of your Company-issued laptop for the duration of the Consulting Period. You agree to use the laptop solely for work-related purposes. Upon termination of the Consulting Period, or earlier if requested by the Company, you will return the laptop and any remaining Company Group documents in your possession or control to the Company.
6.Continuing Obligations. You acknowledge and reaffirm your continuing obligations owed to the Company Group, including without limitation, pursuant to: (a) your executed December 30, 2022 Proprietary Information, Inventions and Employment Agreement entered into with the Company (the “PIIEA”); (b) those sections of the Severance Agreement that survive your employment termination, including without limitation, Section 12 (“Confidentiality; Non-Solicitation”); and (c) any other similar agreement entered into by you and which benefits or may be enforced by the Company or any other member of the Company Group (collectively, the “Continuing Obligations”), each of which agreements and obligations remain in full force and effect in accordance with their terms following the Separation Date. Additionally, you agree to timely sign and deliver to the Company the “Termination Certification” attached to the PIIEA as Exhibit C.

7.No Disparagement. Except as permitted by the “Protected Rights” in Section 11 below, you agree not to disparage any member of the Company Group and each of their respective officers, directors, managers, members, employees, shareholders, investors and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Nothing in this Section, this Agreement, or any other agreement entered into with the Company Group will be interpreted or construed to prevent you from giving truthful information to any law enforcement officer, court, administrative proceeding or as part of an investigation by any government agency, or is intended to prohibit or restrain you in any manner from making disclosures that are protected under federal law or regulation or under other applicable law or regulation (including disclosures that are protected under the whistleblower provisions of any federal or state law).

8.No Admissions. The promises and payments in consideration of this Agreement are not and shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

9.Cooperation. From and after the date of this Agreement, you agree to cooperate fully with the Company Group, or any member thereof, in connection with its or their actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or in connection with other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company Group; provided, that such cooperation will not unreasonably burden you or unreasonably interfere with your subsequent employment or other business or personal affairs. Such cooperation includes making yourself available to the Company Group upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable and pre-approved out-of-pocket expenses you incur in connection with any such cooperation, excluding forgone wages, salary, or other compensation, and will accommodate your scheduling needs.

10.Release of Claims.

(a)General Release. In exchange for the consideration provided to you under the Agreement to which you would not otherwise be entitled, including but not limited to the Severance Benefits and the Consulting Relationship, you (for yourself and for any person who may make a claim by or through you (including without limitation, any current or former spouse(s), dependents, heirs, assignees, executors, attorneys, or agents)) hereby generally and completely release the Company and its current and former predecessors, successors, direct and indirect parents, direct and indirect subsidiaries, affiliates, investors, and related entities (collectively, the “Entities”) and each of the Entities’ respective current and former directors, officers, employees, shareholders, partners, members, agents, attorneys, insurers, assigns, and employee benefit plans of and from any and all claims, liabilities, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)    Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with or services for the Company or any other member of the Company Group, or the termination of that employment or those services; (ii) all claims related to your compensation or benefits from the Company or any other member of the Company Group, including salary, bonuses, incentive compensation, commissions, paid time off, severance benefits, notice rights, retention benefits, fringe benefits, stock, stock options, restricted stock, units, or any other ownership interests in the Company or any other member of the Company Group or their predecessors; (iii) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, inducement, misrepresentation, defamation, emotional distress, and discharge in violation of public policy; and (v) all constitutional, federal, state, and local statutory and common law claims, in each case, as amended, including, but not limited to, claims for discrimination, harassment, retaliation, interference, attorneys’ fees, and/or other claims arising under the federal Civil Rights Act of 1964 and all similar state and local laws, the federal Americans with Disabilities Act of 1990 and all similar state and local laws, the federal Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (collectively, the “ADEA”) and all similar state and local laws, the federal Family and Medical Leave Act and all similar state and local laws (the “FMLA”), the federal Equal Pay Act and all similar state and local laws, the federal Employee Retirement Income Security Act of 1974, the Federal Fair Credit Reporting Act and all similar state and local laws, the California Fair Employment and Housing Act, the California Labor Code, and any and all claims arising from or related to any other federal, state or local fair employment practices act, statute, code, regulation, and/or ordinance. You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so.

    (c)    Excluded Claims. The Released Claims in this Agreement do not include (i) any rights to indemnification you may have pursuant to the terms and conditions of the Company Group’s governing corporate documents, pursuant to any written indemnification agreement with the Company Group to which you are a party, under applicable law, or pursuant to the terms and conditions of any directors and officers’ liability insurance policy of any member of the Company Group; (ii) your rights to enforce the terms of this Agreement, and (iii) any rights that are not waivable as a matter of law, including without limitation, any rights you may have to seek unemployment or workers’ compensation benefits.

(d)    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for this ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement; (iii) you have twenty- one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) calendar days following the date you sign this Agreement to revoke your acceptance of the Agreement (by providing written notice of your revocation to Karen Frechou-Armijo, the Company’s SVP, Head of Human Resources); and (v) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth calendar day after the date that you sign this Agreement, provided that you do not revoke your acceptance (the “Effective Date”)

(e)    Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

11.Protected Rights. You understand that nothing in this Agreement prevents you from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). This Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission or to receive a monetary award from a government- administered whistleblower award program, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing employee wages, benefits or terms and conditions of employment, or information about unfair or unlawful acts or employment practices in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Additionally, you further acknowledge that the Company has advised you that you will not be held civilly or criminally liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; or (c) is made to an attorney or is used in a court proceeding in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, provided that the trade secret is filed under seal and not disclosed except pursuant to court order.

12.Representations. You hereby represent that, as of the date you execute this Agreement: you have been paid all compensation owed and payable through the date of this Agreement and for all time worked; you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA or any applicable federal or state law or Company policy through the date of this Agreement; and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim. You further acknowledge and represent that: (a) you are not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (b) you have made your own investigation of the facts and you are relying solely upon your own knowledge; (c) you are knowingly waiving any claim that this Agreement was induced by any misrepresentation or nondisclosure; (d) you have read and understand the terms and effect of this Agreement; and (e) you are knowingly and voluntarily agreeing to all of the terms set forth in this Agreement and to be bound by this Agreement.

13.Section 409A. The parties intend that this Agreement and the payments made hereunder will be exempt from, or if not so exempt, comply with, the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. Without limiting the foregoing, the Separation Benefits payable to you pursuant to Section 2 are intended to be exempt from Section 409A of the Code to the maximum extent possible, as short-term deferrals pursuant to Treasury Regulation §1.409A-1(b)(4) or payments made pursuant to a separation pay plan pursuant to Treasury Regulation §1.409A-1(b)(9). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A of the Code.

14.    General. This Agreement, along with the Continuing Obligations detailed in Section 6 above (which are separate agreements and obligations that shall remain in full force and effect in accordance with their terms following the Separation Date), constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes and terminates any other agreements, promises, warranties or representations by and between you, the Company and all other members of the Company Group concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and the Company’s Board of Directors. This Agreement is governed by the laws of the State of California, without reference to conflicts of law principles, and will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page to Follow]

If this Agreement is acceptable to you, please sign below on or within twenty-one (21) calendar days from the date of this Agreement and then promptly return the fully signed original to me. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

Codexis, Inc.

By:/s/ Stephen Dilly     Stephen Dilly, MBBS, Ph.D.
Chairman, President and Chief Executive Officer

Agreed and Acknowledged:

/s/ Sri Ryali
Sri Ryali

Date: 10/16/2024
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